EX-FILING FEES
Calculation of Filing Fee Tables
424B2
(Form Type)
U.S. Bancorp
(Exact Name of Registrant as Specified in its Charter)
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Depositary Shares (each Representing a 1/1,000th interest in a Share of Series O Non- Cumulative Perpetual Preferred Stock)	457(r)(1)			$500,000,000(2)	0.0000927	$46,350(2)
		Total Offering Amounts				$500,000,000
		Net Fee Due						$46,350
(1)
The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-237082 filed on March 11, 2020.

(2)
Assumes that the underwriters exercise their option to purchase 2,000,000 additional shares.